                                                                   EXHIBIT 10.21


EIS
________________________________________________________________________________
                                         140 EAST DANA ST.     TEL  650-969-5212
                                         MOUNTAIN VIEW         FAX  650-969-4136
                                         CALIFORNIA 94041        WWW.EISINET.COM


   August 17, 1998

   Mr. Jeff J. Elston
   Aurora Visual Systems
   1530 First Avenue S.
   Seattle, WA 98134

   Dear Jeff:

   This letter will confirm our Agreement in Principle (the "Agreement in Principle") with respect to the acquisition (the "transaction") by Electronic Integrated Solutions, Inc. ("Buyer"), a California corporation, of the assets subject to the liabilities of Aurora Visual Systems ("Aurora") on the following basis:

   1. It is contemplated that the transaction will be structured as a purchase of the net assets and the business of Aurora.

   2. (A) The aggregate purchase price (the "purchase price") for the entire interest in Aurora will be $1,500,000, as described below, payable beginning upon the closing date (the "Closing Date") of the transaction.

         (B)  The purchase price will be payable as follows:

              (1) in cash (the "Cash Payment"), an amount equal to $1,000,000;

              (2) in common stock of Electronic Integrated Solutions an amount of shares equivalent to $500,000 when Buyer has its public offering. If no pubic offering for the shares of Buyer occurs within 15 months from the closing, then the shares (or any portion of them) may, at the sole option of the selling shareholders of Aurora, be converted into a demand note payable over six months from that date with interest at the Wells Fargo Bank (or successor) prime rate, payable monthly including principal and interest. All shares issued shall bear legend restrictions upon their sale as is customary for such shares. In addition, if no public offering has occurred within 7 months of the closing, the $500,000 will increase in value applying the above prime rate for the period between the 7th month and the 15th month.

   3. You have previously delivered to Buyer certain financial statements and projections of future operating results. Buyer is relying on the accuracy of the information contained therein in proceeding with the transaction. In addition, you have advised Buyer that Aurora has, and at the closing will have, no material liabilities, contingent or otherwise, except for liabilities disclosed in the financial information submitted or incurred subsequent to the date thereof in the ordinary course of business, consistent with past practice.

Mr. Jeff J. Elston
Aurora Visual Systems
August 17, 1998
Page 2

   4. The transaction is subject to negotiation and execution of a definitive Purchase Agreement and related agreements acceptable in form and substance to Buyer and Seller containing, among other things, terms, representations, warranties, covenants, agreements and conditions customary for transactions of this type; and further due diligence by Buyer.

   5. This offer represents a substantial commitment by Buyer of its time, effort and financial resources to the transaction rather than to alternative acquisition opportunities available to it. Accordingly, you have committed to Buyer that, until the earliest to occur of (i) consummation of the transaction, (ii) the termination of our negotiations, or (iii) October 31, 1998, you will not, and will cause Aurora not to solicit, encourage, or initiate any discussions with, or provide any information to any person, entity or group, other than Buyer and its employees or agents, concerning any merger, consolidation, sale of significant or substantial assets or similar transaction involving Aurora or any sale of shares of capital stock involving Aurora. You will immediately advise Buyer if you receive any acquisition proposal from any other person, entity or group.

   6. It is understood and agreed that this Agreement in Principle constitutes only a statement of our mutual intentions with respect to the transaction, does not contain all matters upon which agreement must be reached in order for the transaction to be consummated and, therefore, does not constitute a binding commitment with respect to the transaction itself. A binding commitment with respect to the transaction itself can result only from execution of definitive agreements, subject to the conditions expressed therein. Notwithstanding the two preceding sentences of this paragraph 6, it is expressly agreed by the parties hereto that the provisions of paragraph 6 are fully binding upon the execution of this Agreement in Principle.

   7. Buyer and Seller will pay their own expenses incurred in connection with the preparation, negotiations, execution and delivery of this Agreement in Principle, the definitive Purchase Agreement and all related agreements and the consummation of this transaction.

   If the foregoing accurately summarizes our understanding, we request that you execute the enclosed copy of this letter and return it to the undersigned.

Sincerely,

/s/ DONALD J. ESTERS
Donald J. Esters
Chairman and CEO
EIS
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Mr. Jeff J. Elston
Aurora Visual Systems
August 17, 1998
Page 2


Accepted and agreed to this 23rd day of August, 1998.


By: /s/ JEFF J. ELSTON
    ----------------------------
     Jeff J. Elston

By: /s/ ROLF HOGGER
    ----------------------------
     Rolf Hogger